Exhibit 10.2

ABERCROMBIE & FITCH CO.
LONG-TERM CASH INCENTIVE COMPENSATION PERFORMANCE PLAN

1. Purpose. The Abercrombie & Fitch Co. Long-Term Cash Incentive Compensation Performance Plan (the “Incentive Plan”) is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Incentive Plan shall be administered by the Compensation and Organization Committee (the “Committee”) of the Board of Directors of Abercrombie & Fitch Co. (the “Company”), which is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code. The Committee shall select those key executives of the Company with significant operating and financial responsibility and who are likely to be “covered employees” (within the meaning of Section 162(m) of the Code) at the time of settlement of an Award, to be eligible to earn long-term cash incentive compensation payments to be paid under the Incentive Plan. In addition, all associates of the Company selected to participate for a given Performance Period shall be eligible to earn cash incentive compensation under the Incentive Plan.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Incentive Plan, the following capitalized terms used in the Incentive Plan have the respective meanings set forth in this Section:

(a) “Award” means any incentive opportunity granted to a Participant under the Incentive Plan.

(b) “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(c) “Board” means the Company’s Board of Directors.

(d) “Change of Control” has the meaning specified in Section 6.

(e) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and the Internal Revenue Service.

(f) “Committee” means the Compensation and Organization Committee of the Board, the composition and governance of which is established in the Committee’s charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee’s charter or the Incentive Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, in which case the term “Committee” shall refer to the Board.

(g) “Covered Associate” means an Eligible Person who is a Covered Associate as specified in Section 8(h).

(h) “Effective Date” means the effective date specified in Section 8(n).

(i) “Eligible Person” has the meaning specified in Section 4.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(k) “Participant” means a person who has been granted an Award under the Incentive Plan which remains outstanding, including a person who is no longer an Eligible Person.

(l) “Retirement” means, unless otherwise stated by the Committee (or the Board) in an applicable Award agreement, a Participant’s voluntary termination of employment after achieving 65 years of age.

(m) “Stock” means the Company’s Class A Common Stock, par value $0.01 per share, and any other equity securities of the Company or another issuer that may be substituted or resubstituted for Stock pursuant to Section 8(c).

3. Administration.

(a) Authority of the Committee. The Incentive Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Incentive Plan. The Committee shall select Eligible Persons to become Participants; and shall establish applicable performance goals for each Award and other terms and conditions of such Awards including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant.

The Committee shall prescribe documents evidencing Awards (such documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Incentive Plan and amendments thereto (including outstanding Awards); construe and interpret the Incentive Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Incentive Plan. Decisions of the Committee with respect to the administration and interpretation of the Incentive Plan shall be final, conclusive and binding upon all persons interested in the Incentive Plan, including Participants, Beneficiaries and other persons claiming rights from or through a Participant, and stockholders of the Company.

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Incentive Plan to one or more officers or associates of the Company, and such administrator(s) may have the authority to execute and distribute Award agreements or other documents evidencing or relating to Awards granted by the Committee under the Incentive Plan, to maintain records relating to Awards, to process or oversee the payment of amounts in settlement of Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Incentive Plan and of Awards under the Incentive Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Incentive Plan, (ii) to take any action that would cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (iii) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law, or (iv) to make any determination required to be made by the Committee under the New York Stock Exchange corporate governance standards applicable to listed company compensation committees (currently, Rule 303A.05). Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in the Incentive Plan to the Committee shall include any such administrator. The Committee established pursuant to Section 3(a) and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or associate of the Company or a subsidiary or affiliate of the Company, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Incentive Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or associate of the Company or a subsidiary or affiliate of the Company acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Incentive Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Incentive Plan only to Eligible Persons. For purposes of the Incentive Plan, an “Eligible Person” means an associate of the Company or any subsidiary or affiliate of the Company, including any person who has been offered employment by the Company or a subsidiary or affiliate of the Company, provided that such prospective associate may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate of the Company. An associate on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate of the Company for purposes of eligibility for participation in the Incentive Plan, if so determined by the Committee. For purposes of the Incentive Plan, a joint venture in which the Company or a subsidiary of the Company has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee.

(b) Per-Person Award Limitations. The maximum incentive awarded to a Participant for a fiscal year of the Company under the Incentive Plan shall not exceed $10,000,000, without regard to whether the Award is intended to comply with Section 162(m) of the Code.

5. Performance Goals

(a) Performance Goals Generally. The Committee shall determine whether the grant, issuance, vesting and/or settlement of any Award under the Incentive Plan shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 5. The performance goal shall consist of one or more business criteria and the level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 5. The performance goal shall be an objective business criteria enumerated under Section 5(c) and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” Performance goals may differ for Awards granted to any one Participant or to different Participants. Notwithstanding anything to the contrary in this Section 5(a) or otherwise under the Incentive Plan, the Committee retains the authority to grant Awards subject to performance conditions that are not intended to comply with Section 162(m) of the Code.

(b) Timing for Establishing Performance Conditions. A performance goal shall be established not later than the earlier of (i) 90 days after the beginning of any Performance Period applicable to such Award or (ii) the time 25% of such performance period has elapsed. The “Performance Period” for an Award shall the period of time specified by the Committee which shall not be less than two years.

(c) Business Criteria. For purposes of the Incentive Plan, a “performance goal” shall mean any one or more of the following business criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee:

(i) gross sales, net sales, comparable store sales or comparable sales;

(ii) gross margin, cost of goods sold, mark-ups or mark-downs;

(iii) selling, general and administrative expenses;

(iv) operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or special items;

(v) net income or net income per common share (basic or diluted);

(vi) inventory turnover or inventory shrinkage;

(vii) return on assets, return on investment, return on capital, or return on equity;

(viii) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(ix) economic profit or economic value created;

(x) stock price or total stockholder return; and

(xi) market penetration, geographic expansion or new concept development; customer satisfaction; staffing; diversity; training and development; succession planning; associate satisfaction; or acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

These factors may be adjusted by the Committee to eliminate the effects of charges for restructurings, discontinued operations, and all items of gain, loss or expense determined to be unusual in nature and/or infrequent in occurrence or related to the disposal of a segment of a business, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements. These factors shall have a minimum performance standard below which no payments will be made, and a maximum performance standard above which no additional payments will be made. These performance goals may (but need not) be based on an analysis of historical performance and growth expectations for the Company, financial results of other peer companies included in the Company’s compensation peer group and progress toward achieving the Company’s long-range strategic plan. These performance goals and determination of results shall be based entirely on objective measures. The Committee may not use any discretion to modify Award results except as permitted under Section 162(m) of the Code.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance conditions, the amount potentially payable in respect of an Award, the level of actual achievement of the specified performance conditions relating to an Award, and the amount payable in connection with an Award shall be recorded in writing in the case of Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each such Award granted to an associate, that the performance objective relating to the Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

(e) Settlement of Incentive Compensation; Other Terms. Settlement of Awards shall be in cash paid no later than the fifteenth day of the third month following the end of the applicable Performance Period. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of a Participant’s death, disability or Retirement, in connection with a Change of Control or in connection with any other termination of employment prior to the end of a Performance Period or settlement of such Awards.

(f) Right of Recapture. If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under Section 5(c), the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited, (ii) such portion of the Award that became vested shall be deemed to be not vested and the cash paid to the Participant shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

6. Change of Control.

(a) Impact of Event. Unless the Committee provides otherwise (either at the time of grant of an Award or thereafter) prior to a Change of Control, this Section 6(a) shall govern the treatment of any Award. In the event that fifty percent (50%) or more of the applicable Performance Period has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of such Award based upon performance through a date occurring within three months prior to the date of the Change of Control, as determined by the Committee prior to the Change of Control, and pro-rated based upon the percentage of the Performance Period that has elapsed between the first day of the applicable Performance Period and the date of the Change of Control. In the case of an Award subject to this Section 6(a) in which less than fifty percent (50%) of the applicable Performance Period has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of the target amount of such Award, as determined by the Committee prior to the Change of Control, pro-rated based upon the percentage of the Performance Period that has elapsed between the first day of the applicable Performance Period and the date of the Change of Control. The Committee may determine either in advance or at the time of the Change of Control the treatment of the pro-rata portion of an Award attributable to the portion of the Performance Period occurring after the date of the Change of Control.

Notwithstanding the foregoing, in no event shall the treatment specified in this Section 6(a) apply with respect to an Award prior to the earliest to occur of (i) the date such amounts would have been distributed in the absence of the Change of Control, (ii) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified associates”), (iii) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (iv) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Committee determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 6(a) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(b) Definition of Change of Control. For purposes of the Incentive Plan, the term “Change of Control” shall mean, unless otherwise defined in an Award agreement, an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(i) any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

7. Additional Award Forfeiture Provisions.

(a) Forfeiture of Awards and Amounts Realized Upon Prior Award Settlements. Unless otherwise determined by the Committee, each Award granted shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 7(b)(i), (ii), (iii) or (iv) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) Any Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount realized by the Participant upon settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate of the Company, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate of the Company terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed.

(b) Events Triggering Forfeiture. The forfeitures specified in Section 7(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during a Participant’s employment by the Company or a subsidiary or affiliate of the Company, or during the one-year period following termination of such employment:

(i) The Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee (associate), employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company or a subsidiary or affiliate of the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate of the Company; (B) induces any customer or supplier of the Company or a subsidiary or affiliate of the Company, with which the Company or a subsidiary or affiliate of the Company has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate of the Company; or (C) induces, or attempts to influence, any associate of or service provider to the Company or a subsidiary or affiliate of the Company to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company and the subsidiaries and affiliates of the Company conduct on any particular date and which third parties may reasonably be deemed to be in competition with the Company or a subsidiary or affiliate of the Company. For purposes of this Section 7(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii) The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate of the Company, any confidential or proprietary information of the Company or any subsidiary or affiliate of the Company, including but not limited to information regarding the Company’s and its subsidiaries’ and affiliates’ current and potential customers, organization, associates, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by the Participant’s breach of this provision), except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, associates, advisors, businesses or reputations, except as required by law or pursuant to legal process;

(iii) The Participant fails to cooperate with the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested; or

(iv) The Participant, alone or in conjunction with another person, (A) interferes with or harms, or attempts to interfere with or harm, the relationship of the Company or any subsidiary or affiliate of the Company with any person who at any time was a customer or supplier of the Company or any subsidiary or affiliate of the Company or otherwise had a business relationship with the Company or any subsidiary or affiliate of the Company; or (B) hires, solicits for hire, aids in or facilitates the hire, or causes to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company or any subsidiary or affiliate of the Company.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 7 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity set forth in Section 7(b)(i), including but not limited to competition with the Company and its subsidiaries and affiliates. The non-occurrence of the Forfeiture Events set forth in Section 7(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Awards, and the consequence under the Incentive Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and a Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 7(a) and Section 7(b). For purposes of clarity, in accordance with the Defend Trade Secrets Act, a Participant may disclose the Company’s trade secrets (a) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspended violation of law, or (b) in a complaint or other document, filed under seal, in a lawsuit or other proceeding.

(d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section 7, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

8. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 8(i), postpone the payment of benefits under any Award until completion of any required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as the Committee may consider appropriate in connection with the payment of benefits in compliance with applicable laws, rules, and regulations or other obligations. The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the payment of benefits under any Award or the imposition of any other conditions on such payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Incentive Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse Stock split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock, then the Committee shall, in an equitable manner as determined by the Committee, adjust the terms and conditions of, and the criteria included in, Awards (including performance goals) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets affecting any performance conditions), or in response to changes in applicable laws, regulations, or accounting principles; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority would cause the Award to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi).

(d) Tax Withholding. The Company and any subsidiary or affiliate of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Incentive Plan, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold amounts in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations.

(e) Changes to the Incentive Plan. The Board may, from time to time, alter, amend, suspend or terminate the Incentive Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code. No amendments to, or termination of, the Incentive Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

(f) Right of Setoff. The Company or any subsidiary or affiliate of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate of the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 7(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 8(f).

(g) Nonexclusivity of the Incentive Plan. Neither the adoption of the Incentive Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Incentive Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(h) Compliance with Code Section 162(m). It is the intent of the Company that Awards to Covered Associates shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Section 5, including the definitions of Covered Associate and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Associate with respect to a fiscal year that has not yet been completed, the term Covered Associate as used herein shall mean only a person designated by the Committee as likely to be a Covered Associate with respect to a specified fiscal year. If any provision of the Incentive Plan or any Award document relating to an Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(i) Certain Limitations on Awards to Ensure Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, any Award that is deferred compensation within the meaning of Code Section 409A shall be automatically modified and limited to the extent that the Committee determines necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(j) Governing Law. The validity, construction, and effect of the Incentive Plan, any rules and regulations relating to the Incentive Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(k) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Incentive Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 8(k) in a manner that is inconsistent with the express terms of the Incentive Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

(l) Limitation on Rights Conferred under Incentive Plan. Neither the Incentive Plan nor any action taken thereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate of the Company, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate of the Company to terminate any Eligible Person’s or Participant’s employment at any time (subject to the terms and provisions of any separate written agreements), or (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Incentive Plan or to be treated uniformly with other Participants and associates. Except as expressly provided in the Incentive Plan and an Award document, neither the Incentive Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(m) Severability; Entire Agreement. If any of the provisions of the Incentive Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Incentive Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(n) Effective Date and Termination. The Incentive Plan shall become effective if, and at such time as, the stockholders of the Company have approved the Incentive Plan in accordance with applicable law and stock exchange requirements (such date, the “Effective Date”). Unless earlier terminated by action of the Board, the authority of the Committee to make grants under the Incentive Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Incentive Plan, and the Incentive Plan will remain in effect until such time as the Company has no further rights or obligations under the Incentive Plan with respect to outstanding Awards under the Incentive Plan.